 Exhibit 99.2

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF

CHROMARIE INTERNATIONAL LIMITED

I.	PURPOSE OF THE COMMITTEE

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Chromarie International Limited (the “Company”) shall be to discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers. The Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Committee shall undertake the specific responsibilities and duties set forth in this Charter and such other duties as the Board may from time to time prescribe.

II.	COMPOSITION OF THE COMMITTEE

The Committee members will be appointed by the Board. The Committee shall consist of at least three (3) members of the Board. At least two (2) members of the Committee shall satisfy the independence requirements set forth below. Members of the Committee must meet the following criteria (as well as any additional criteria required by the rules of any national securities exchange on which the Company’s securities may be listed from time to time, to the extent applicable and the Securities and Exchange Commission (the “SEC”):

●	at least two (2) members must be an independent director in accordance with (i) the independence standards of any national securities exchange on which the Company’s securities may be listed from time to time, to the extent applicable, and (ii) the rules of the SEC; and

●	at least two (2) members must (i) be a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

One (1) member of the Committee may be a non-independent director, provided that such member does not participate in any deliberation or vote with respect to matters for which independence is required under applicable law, SEC rules, or any applicable listing standards.

The members of the Committee shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board. The Board may designate one (1) member of the Committee as its chairperson.

III.	MEETINGS OF THE COMMITTEE

The Committee shall meet at least annually, and more often as it deems appropriate to fulfill the responsibilities set forth in this Charter. The Committee may establish its own schedule, which it shall provide to the Board in advance.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

●	The Committee shall review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation.

●	The Committee shall evaluate the performance of the Chief Executive Officer and other executive officers of the Company and, based on such evaluation, review and recommend to the full Board, the annual salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers. The Chief Executive Officer may not be present during voting or deliberations on her compensation.

●	The Committee shall review and recommend to the full Board compensation of directors, as well as director’s and officer’s indemnification and insurance matters.

●	The Committee shall review and make recommendations to the Board with respect to the Company’s incentive-compensation plans and equity-based plans, and oversee the activities of the individuals responsible for administering those plans.

●	The Committee shall cause to be prepared, and then review and approve, the annual report on executive compensation for inclusion in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

●	The Committee shall retain or obtain the advice of a compensation consultant, if needed.

●	The Committee shall report regularly to the Board including with respect to:

(a)	such other matters as are relevant to the Committee’s discharge of its responsibilities; and

(b)	such recommendations as the Committee may deem appropriate.

●	The Committee shall maintain minutes or other records of meetings and activities of the Committee.

●	The Committee shall review and reassess this Charter annually.

This above list of responsibilities is presented for illustrative purposes and is not intended to be exhaustive. The Committee may conduct additional activities as appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also fulfill other responsibilities delegated to it from time to time by the Board.